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                                   EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS



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              EXHIBIT 11: COMPUTATION OF EARNINGS (LOSS) PER SHARE



                                              Thirteen Weeks Ended
                                              --------------------

                                              May 4,       April 28,
                                               1997          1996
                                          ------------   ------------
Net earnings (loss)                       $  1,388,443   $ (2,378,000)

Average shares of common stock
outstanding during the period               25,548,791     25,432,398

Incremental shares from assumed
exercise of stock options (primary)          1,037,898              *
                                          ------------   ------------

                                            26,586,689     25,432,398
                                          ------------   ------------

Primary earnings (loss) per share         $       0.05   $      (0.09)
                                          ============   ============


Average shares of common stock
outstanding during the period               25,548,791     25,432,398

Incremental shares from assumed
exercise of stock options (fully
diluted)                                  ** 1,145,216              *
                                          ------------   ------------

                                            26,694,006     25,432,398
                                          ------------   ------------

Fully diluted earnings (loss) per share   $       0.05   $      (0.09)
                                          ============   ============





* Incremental shares from assumed exercise of stock options and convertible debt are antidilutive for primary and fully diluted loss per share, and therefore not presented.

** Incremental shares from assumed conversion of convertible debt are antidilutive for fully diluted earnings per share.